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                                                                   EXHIBIT 10.41

                                                October 30, 1996



Johnson Water District
P O Box 1670
Roosevelt, UT 84066


Gentlemen,

     The following constitutes an amendment to the original water sales and delivery agreement dated January 12, 1989, and amended October 12, 1993 between Lomax Exploration and Johnson Water District ( hereafter referred to as "JWD").

1. Due to the merger of Lomax Exploration and Inland Resources Inc., Inland Resources Inc. desires to transfer the original water agreement dated January 12, 1989 and the subsequent memorandum of understanding dated October 12, 1993 to Inland Production Company, a wholly owned subsidiary of Inland Resources Inc. (hereafter referred to as "Inland").

2. Inland requests an additional 7000 barrel per day (294,000 gal/day) allotment to the existing 5000 barrel (210,000 gal/day) per day allotment currently in place.

3. Inland proposes one of the following options be implemented to allow Inland to secure an additional 7000 barrel per day allotment through JWD.

     OPTION #1
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     Inland would acquire a 7000 BWPD allotment through the Upper Country Water
     District (hereafter referred to as "UCWD"). This volume would be delivered to the JWD system in the Upalco area northwest of Ioka under the following condition: 1) Inland's water requirements exceed 5000 BWPD and 2) JWD system requirements at Bridgeland exceed 1,200,000 gal/day. By restricting deleveries from UCWD as described above, JWD could supply Inland's water requirements in excess of 5000 BWPD if current commitments were not fully utilized, resulting in water demands less than 1,2000,000 gal/day. Inland would purchase this water as provided for in the original January 12, 1989 agreement.

     When volumes at Bridgeland exceed 1,2000,000 gal/day and Inland's requirements exceed 5000 BWPD (between 5000 BWPD and 12,000 BWPD) Inland would purchase water from UCWD. Purchases from UCWD essentially result in a barrel for barrel trade between Inland and JWD when Inland's water requirements exceed 5000 BWPD and JWD system requirements exceed 1,200,000 gal/day at Bridgeland. Inland is willing to compensate JWD $.30/1000 gallons for water volumes traded through UCWD.

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     Inland emphasizes no water would be purchased from UCWD unless water demands at Brigeland exceed 1,200,000 gal/day.

     Inland is also willing to install storage at the Inland pump station if circumstances arise where storage is needed.

     OPTION #2
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     Inland would provide capital funds to install storage facilities throughout the JWD system such that culinary users don't experience less than normal tap pressures (ie: when water volumes at Bridgeland exceed 1,200,000 gal/day). These storage additions would allow distribution of 2,000,000 gal/day through the JWD system. Horrock's study indicates probable locations for storage are at the Ioka pump station and at the Inland pump station. As a result of these capital expenditures, JWD would grant Inland an additional 7000 BWPD allotment.

     Water rates for the additional 7000 barrel per day allotment shall initially be $.85/1000 gallons. Price escalations or reductions shall be set by JWD and shall be consistent with changes experienced by other Industrial and Commercial users on the JWD system. This rate base is consistent with the original January 12, 1989 agreement.

4. Inland continues to acknowledge that culinary use has priority on water available through the JWD system. Our goal is to maximize water delivery through the JWD system for the benefit of all users.

HEREWITH: Let this amendment to the original agreement dated January 12, 1989 and to the memorandum of understanding dated October 12, 1993 act as an official record between Inland Production Company (formerly Lomax Exploration) and Johnson Water District. Executed on the dates contained herein, to b effective for all purposes as of November 15, 1996, ("Effective Date").

Accepted and Agreed:                            Accepted and Agreed:
Johnson Water District                          Inland Production Company

-----------------------------------             --------------------------------
By:                                             By: John E. Dyer
Title:                                          Title: Vice President & COO
Date:_________                                  Date:________

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